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                                                                                                                        EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)
                                                                      For the Three Months Ended          For the Six Months Ended
                                                                      --------------------------         ---------------------------
                                                                      June 27,          June 28,          June 27,          June 28,
                                                                         2003              2002              2003              2002
                                                                      -------           -------           -------           -------


          Pre-tax earnings                                             $1,466            $  948            $2,488           $ 1,960

          Add:  Fixed charges (excluding capitalized
                interest and preferred security dividend
                requirements of subsidiaries)                           2,021             2,441             4,132             4,965
                                                                       ------            ------            ------            ------
          Pre-tax earnings before fixed charges                         3,487             3,389             6,620             6,925
                                                                       ======            ======            ======            ======

          Fixed charges:
             Interest                                                   1,973             2,389             4,035             4,858
             Other  (a)                                                    96               100               193               204
                                                                       ------            ------            ------            ------
             Total fixed charges                                        2,069             2,489             4,228             5,062
                                                                       ======            ======            ======            ======

          Preferred stock dividend requirements                            13                13                26                27
                                                                       ------            ------            ------            ------
          Total combined fixed charges and preferred stock dividends   $2,082            $2,502            $4,254            $5,089
                                                                       ======            ======            ======            ======

          RATIO OF EARNINGS TO FIXED CHARGES                             1.69              1.36              1.57              1.37

          RATIO OF EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED STOCK DIVIDENDS                                1.67              1.35              1.56              1.36


          (a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.
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